Exhibit 16.1

JWF Assurance PAC (UEN No: 202326944Z) Tel: +65 6539 9729 60 Paya Lebar Road, #10-16 Paya Lebar Square Singapore 409051

January 21, 2026

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Next Technology Holding Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Next Technology Holding Inc. dated January 21, 2026. We agree with all statements concerning our Firm contained therein. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ JWF Assurance PAC

Singapore